UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number  333-65271-04

                      MELLON AUTO RECEIVABLES CORPORATION
             (Exact name of registrant as specified in its charter)

   One Mellon Bank Center, Room 0410, Pittsburgh, PA 15258 (412) 236-6559 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Mellon Auto Receivables Corporation
                     Mellon Auto Grantor Trust 2000-2
           (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 23

     Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the has caused this Mellon Auto Receivables Corporation Mellon Auto Grantor Trust 2000-2 certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 25, 2002                By:   /s/  Patricia M.F. Russo
                                        Patricia M.F. Russo
                                        Vice President
                                        JPMORGAN CHASE BANK
                                                as Collateral Agent